                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

     -----------------------------------------------------------------------

                                    SCHEDULE 13G

                                   (Rule 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)

                                 (AMENDMENT NO. 1)(1)


                              BRIO TECHNOLOGY, INC.
     ----------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
     ----------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0001007041
     ----------------------------------------------------------------------
                                 (CUSIP Number)

                                      N/A
     ----------------------------------------------------------------------
              (Date of Event which Requires filing of this Statement

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)
     / / Rule 13d-(c)
     /X/ Rule 13d-1(d)

------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 0001097041                     13G                Page 2 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII")
             94-3201863
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
    NUMBER OF                                                                 0
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      6    SHARED VOTING POWER
  OWNED BY EACH                                                       2,722,448
    REPORTING       ------------------------------------------------------------
   PERSON WITH      7    SOLE DISPOSITIVE POWER
                                                                              0
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                                                                      2,722,448
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,722,448
        PERSON
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    18.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*                                             PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001097041                     13G                Page 3 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KPCB VII ASSOCIATES, L.P., A CALIFORNIA
             LIMITED PARTNERSHIP
             ("KPCB VII ASSOCIATES")
             94-3203783
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                    0
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         2,741,866 shares of which 2,722,448
                         shares directly held by KPCB VII and
                         19,418 shares are directly held by
    NUMBER OF            KPCB Information Sciences Zaibatsu
     SHARES              Fund II, L.P., a California limited
  BENEFICIALLY           partnership ("KPCB ZF II").  KPCB VII
  OWNED BY EACH          Associates is the general partner of
    REPORTING            KPCB VII and KPCB ZF II.
   PERSON WITH      ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER                               0
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         2,741,866 shares of which 2,722,448
                         shares directly held by KPCB VII and
                         19,418 shares are directly held by
                         KPCB ZF II.  KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,741,866
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   18.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001097041                     13G                Page 4 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BROOK BYERS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY
--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
                         5,377 shares of which 3,467 shares are held directly
                         and 1,910 shares are held by trusts of which Mr. Byers
                         is a trustee. Mr. Byers disclaims beneficial ownership
                         of the shares held by the trusts.
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         2,741,866 shares of which 2,722,448 shares are directly
                         held by KPCB VII and 19,418 shares are directly
                         held by KPCB ZF II.  KPCB VII Associates is the general
    NUMBER OF            partner of KPCB VII and KPCB ZF II.  Mr. Byers is a
     SHARES              general partner of KPCB VII Associates.  Mr. Byers
  BENEFICIALLY           disclaims beneficial ownership of the shares held
  OWNED BY EACH          directly by KPCB VII and KPCB ZF II.
    REPORTING
   PERSON WITH      ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER
                         5,377 shares of which 3,467 shares are held directly,
                         and 1,910 shares are held by trusts of which Mr. Byers
                         is trustee. Mr. Byers disclaims beneficial ownership
                         of the shares held by the trusts.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         2,741,866 shares of which 2,722,448 shares are directly
                         held by KPCB VII and 19,418 shares are directly held
                         by KPCB ZF II.  KPCB VII Associates is the general
                         partner of KPCB VII and KPCB ZF II.  Mr. Byers is a
                         general partner of KPCB VII Associates.  Mr. Byers
                         disclaims beneficial ownership of the shares held
                         directly by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,747,243
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   18.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001097041                     13G                Page 5 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KEVIN COMPTON
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                2,456
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         2,741,866 shares of which 2,722,448
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II.   KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. Compton is a general
    NUMBER OF            partner of KPCB VII Associates.  Mr.
     SHARES              Compton disclaims beneficial ownership
  BENEFICIALLY           of the shares held directly by KPCB
  OWNED BY EACH          VII and KPCB ZF II.
    REPORTING       ------------------------------------------------------------
   PERSON WITH      7    SOLE DISPOSITIVE POWER                           2,456
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         2,741,866 shares of which 2,722,448
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II.   KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. Compton is a general
                         partner of KPCB VII Associates.  Mr.
                         Compton disclaims beneficial ownership
                         of the shares held directly by KPCB
                         VII and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,744,322
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   18.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001097041                     13G                Page 6 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             L. JOHN DOERR
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
                         4,488 shares of which 3,698 are held directly and 790
                         are held by a trust of which Mr. Doerr is trustee.
                         Mr. Doerr disclaims beneficial ownership of shares
                         held by the trust.
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         2,741,866 shares of which 2,722,448 shares are
                         directly held by KPCB VII and 19,418 shares are
                         directly held by KPCB ZF II. KPCB VII Associates is
                         the general partner of KPCB VII and KPCB ZF II.  Mr.
                         Doerr is a general partner of KPCB VII Associates.
                         Mr. Doerr disclaims beneficial ownership of the
    NUMBER OF            shares held directly by KPCB VII and KPCB ZF II.
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      7    SOLE DISPOSITIVE POWER
  OWNED BY EACH          4,488 shares of which 3,698 are held directly and 790
    REPORTING            are held by a trust of which Mr. Doerr is trustee.
   PERSON WITH           Mr. Doerr disclaims beneficial ownership of shares
                         held by the trust.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         2,741,866 shares of which 2,722,448 shares are
                         directly held by KPCB VII and 19,418 shares are
                         directly held by KPCB ZF II.  KPCB VII Associates is
                         the general partner of KPCB VII and KPCB ZF II.  Mr.
                         Doerr is a general partner of KPCB VII Associates.
                         Mr. Doerr disclaims beneficial ownership of the
                         shares held directly by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,746,354
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   18.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001097041                     13G                Page 7 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             WILLIAM R. HEARST III
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                3,064
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         2,741,866 shares of which 2,722,448
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II.   KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. Hearst is a general
    NUMBER OF            partner of KPCB VII Associates.  Mr.
     SHARES              Hearst disclaims beneficial ownership
  BENEFICIALLY           of the shares held directly by KPCB
  OWNED BY EACH          VII and KPCB ZF II.
    REPORTING       ------------------------------------------------------------
   PERSON WITH      7    SOLE DISPOSITIVE POWER                           3,064
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         2,741,866 shares of which 2,722,448
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II.   KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. Hearst is a general
                         partner of KPCB VII Associates.  Mr.
                         Hearst disclaims beneficial ownership
                         of the shares held directly by KPCB
                         VII and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,744,930
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   18.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001097041                     13G                Page 8 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             VINOD KHOSLA
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                    0
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         2,741,866 shares of which 2,722,448
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II. KPCB VII Associates is a
                         general partner of KPCB VII and KPCB
    NUMBER OF            ZF II.  Mr. Khosla is a general
     SHARES              partner of KPCB VII Associates.  Mr.
  BENEFICIALLY           Khosla disclaims beneficial ownership
  OWNED BY EACH          of the shares held directly by KPCB
    REPORTING            VII and KPCB ZF II.
   PERSON WITH      ------------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER                               0
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         2,741,866 shares of which 2,722,448
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II. KPCB VII Associates is a
                         general partner of KPCB VII and KPCB
                         ZF II.  Mr. Khosla is the general
                         partner of KPCB VII Associates.  Mr.
                         Khosla disclaims beneficial ownership
                         of the shares held directly by KPCB
                         VII and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,741,866
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   18.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001097041                     13G                Page 9 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JOSEPH LACOB
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / / (b) /x/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                3,602
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         2,741,866 shares of which 2,722,448 shares are
                         directly held by KPCB VII and 19,418 shares are
                         directly held by KPCB ZF II.  KPCB VII Associates is
                         the general partner of KPCB VII and KPCB ZF II.
                         Mr. Lacob is a general partner of KPCB VII Associates.
    NUMBER OF            Mr. Lacob disclaims beneficial ownership of the shares
     SHARES              held directly by KPCB VII and KPCB ZF II.
  BENEFICIALLY      ------------------------------------------------------------
  OWNED BY EACH     7    SOLE DISPOSITIVE POWER                           3,602
    REPORTING       ------------------------------------------------------------
   PERSON WITH      8    SHARED DISPOSITIVE POWER
                         2,741,866 shares of which 2,722,448 shares are directly held by KPCB VII and 19,418 shares are directly held by KPCB ZF II. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II.
                         Mr. Lacob is a general partner of KPCB VII Associates.
                         Mr. Lacob disclaims beneficial ownership of the shares held directly by KPCB VII and KPCB ZF II.

--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,745,468
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   18.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001097041                     13G                Page 10 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BERNARD LACROUTE
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                2,456
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         2,741,866 shares of which 2,722,448
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II.   KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. Lacroute is a general
    NUMBER OF            partner of KPCB VII Associates.  Mr.
     SHARES              Lacroute disclaims beneficial
  BENEFICIALLY           ownership of the shares held directly
  OWNED BY EACH          by KPCB VII and KPCB ZF II
    REPORTING       ------------------------------------------------------------
   PERSON WITH      7    SOLE DISPOSITIVE POWER                           2,456
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         2,741,866 shares of which 2,722,448
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II. KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. Lacroute is a general
                         partner of KPCB VII Associates.  Mr.
                         Lacroute disclaims beneficial
                         ownership of the shares held directly
                         by KPCB VII and KPCB ZF II
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,744,322
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   18.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001097041                     13G                Page 11 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAMES LALLY
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                1,463
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         2,741,866 shares of which 2,741,866
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II.   KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. Lally is a general
    NUMBER OF            partner of KPCB VII Associates.  Mr.
     SHARES              Lally disclaims beneficial ownership
  BENEFICIALLY           of the shares held directly by KPCB
  OWNED BY EACH          VII and KPCB ZF II.
    REPORTING       ------------------------------------------------------------
   PERSON WITH      7    SOLE DISPOSITIVE POWER                           1,463
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         2,741,866 shares of which 2,741,866
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II .   KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. Lally is a general
                         partner of KPCB VII Associates.  Mr.
                         Lally disclaims beneficial ownership
                         of the shares held directly by KPCB
                         VII and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,743,329
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   18.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001097041                     13G                Page 12 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             DOUGLAS MACKENZIE
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                    0
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         2,741,866 shares of which 2,722,448
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II.   KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. MacKenzie is a
                         general partner of KPCB VII
                         Associates.  Mr. MacKenzie disclaims
    NUMBER OF            beneficial ownership of the shares
     SHARES              held directly by KPCB VII and KPCB ZF
  BENEFICIALLY           II.
  OWNED BY EACH     ------------------------------------------------------------
    REPORTING       7    SOLE DISPOSITIVE POWER                               0
   PERSON WITH      ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         2,741,866 shares of which 2,722,448
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II.   KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. MacKenzie is a
                         general partner of KPCB VII
                         Associates.  Mr. MacKenzie disclaims
                         beneficial ownership of the shares
                         held directly by KPCB VII and KPCB ZF
                         II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,741,866
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   18.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001097041                     13G                Page 13 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             E. FLOYD KVAMME
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                1,214
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         2,741,866 shares of which 2,722,448
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II.   KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. Kvamme is a general
                         partner of KPCB VII Associates.  Mr.
                         Kvamme disclaims beneficial ownership
    NUMBER OF            of the shares held directly by KPCB
     SHARES              VII and KPCB ZF II.
  BENEFICIALLY      ------------------------------------------------------------
  OWNED BY EACH     7    SOLE DISPOSITIVE POWER                           1,214
    REPORTING       ------------------------------------------------------------
   PERSON WITH      8    SHARED DISPOSITIVE POWER
                         2,741,866 shares of which 2,722,448
                         shares are directly held by KPCB VII
                         and 19,418 shares are directly held by
                         KPCB ZF II.   KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. Kvamme is a general
                         partner of KPCB VII Associates.  Mr.
                         Kvamme disclaims beneficial ownership
                         of the shares held directly by KPCB
                         VII and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING         2,743,080
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   18.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 19 Pages

  Item 1(a)    Name of Issuer:

               Brio Technology, Inc.


  Item 1(b)    Address of Issuer's Principal Executive Offices:

               3430 West Bayshore Road
               Palo Alto, CA 94303

Item 2(a)-(c)  Name of Person Filing:

               This amemdment is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.
               KPCB VII Associates is general partner to KPCB VII and KPCB ZF
               II.

  Item 2(d)    Title of Class of Securities:

               Common Stock

  Item 2(e)    Cusip Number:

               0001097041

   Item 3. If this statement is filed pursuant to Rules 13d-1(b) OR 13d-2(b), check whether the person filing is a:

               Not Applicable

   Item 4.     Ownership.

               See Items 5-11 of cover sheets hereto.

   Item 5.     Ownership of Five Percent or Less of a Class.

               Not Applicable.

   Item 6.     Ownership of More than Five Percent on Behalf of Another
               Person.

               Under certain circumstances set forth in the limited partnership agreements of KPCB VII and KPCB ZF II, the general and limited artners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Brio Technology, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

   Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable

   Item 8.     Identification and Classification of Members of the Group.

               Not Applicable

   Item 9.     Notice of Dissolution of Group.

               Not Applicable

   Item 10.    Certification.

               Not Applicable

                                                             Page 15 of 19 Pages

                                      SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.


        February 12, 1999
Date:
BROOK H. BYERS                              KPCB VII ASSOCIATES, L.P., A
KEVIN R. COMPTON                            CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE

Signature: /s/ Michael S. Curry           Signature: /s/ Brook H. Byers
          ---------------------------                ---------------------------
             Michael S. Curry                          A General Partner
             Attorney-in-Fact

                                            KLEINER PERKINS CAUFIELD & BYERS
                                            VII, L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP


                                            By KPCB VII Associates, L.P., a
                                            California Limited Partnership,
                                            its General Partner

                                            Signature: /s/ Brook H. Byers
                                                       -------------------------
                                                        A General Partner

                                                             Page 16 of 19 Pages

                                    EXHIBIT INDEX

                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------
Exhibit A:  Agreement of Joint Filing                                17

Exhibit B:  List of General Partners of KPCB VII Associates          18


                                                             Page 17 of 19 Pages

                                     EXHIBIT A

                             AGREEMENT OF JOINT FILING

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of Brio Technology, Inc., held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:  February 12, 1999

BROOK H. BYERS                             KPCB VII ASSOCIATES, L.P., A
KEVIN R. COMPTON                           CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE

 Signature: /s/ Michael S. Curry            Signature: /s/ Brook H. Byers
           -------------------------                  --------------------------
            Michael S. Curry                           A General Partner
            Attorney-in-Fact

                                            KLEINER PERKINS CAUFIELD & BYERS
                                            VII, L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP


                                            By KPCB VII Associates, L.P., a
                                            California Limited Partnership,
                                            its General Partner

                                            Signature: /s/ Brook H. Byers
                                                      --------------------------
                                                        A General Partner

                                                             Page 18 of 19 Pages

                                     EXHIBIT B

                                GENERAL PARTNERS OF
               KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

     Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a)  Brook H. Byers
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Kevin R. Compton
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  L. John Doerr
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  William R. Hearst III
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  Vinod Khosla
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

6.   (a)  E. Floyd Kvamme
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

7.   (a)  Joseph S. Lacob
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

8.   (a)  Bernard J. Lacroute
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

                                                             Page 19 of 19 Pages

9.   (a)  James P. Lally
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

10.  (a)  Douglas P. MacKenzie
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen